Exhibit (h)(3)

AMENDED & RESTATED

FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDED & RESTATED FUND ACCOUNTING SERVICING AGREEMENT is made and entered into in Tampa, Florida as of the last day written on the signature page by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBGFS is, among other things, in the business of providing mutual fund accounting services to investment companies;

WHEREAS, the Trust desires to continue to retain USBGFS to provide accounting services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”); and

WHEREAS, the Trust and USBGFS entered into that certain Fund Accounting Servicing Agreement dated March 25, 2010, as amended from time to time, (the “Original Agreement”), which Original Agreement is amended and restated in its entirety by this Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Fund Accountant

The Trust hereby appoints USBGFS as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Services and Duties of USBGFS

USBGFS shall provide the following accounting services to the Trust with respect to each Fund:

A.	Portfolio Accounting Services:

(1)	Maintain and keep updated on an accurate and timely basis the security master file for each Fund.
(2)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Funds’ investment adviser.
(3)	Track and properly reflect corporate actions (e.g., stock splits, dividends, mergers, rights issuances, spin-offs, etc.) impacting the securities positions held by the Funds.

(4)

As of the close of business on each day the Funds value their portfolio positions (each, a “Valuation Date”), obtain prices from a pricing source approved by the board of trustees of the Trust (the “Board of Trustees”) or its valuation designee and apply those prices to the Funds’ portfolio positions (also hereinafter referred to as “securities”). For those securities where market quotations are not readily available, the valuation designee shall determine fair value in accordance with procedures approved by the Board of Trustees.

(5)	Identify interest and dividend accrual balances as of each Valuation Date and calculate gross earnings on investments for each accounting period.

(6)

Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each Valuation Date.

(7)	On a daily basis, reconcile cash of the Funds with the Funds’ custodian and/or prime brokerage account(s).

(8)	Transmit a copy of the Funds’ portfolio valuations to the Funds’ investment adviser(s) daily.

(9)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each Valuation Date, monitor the expense accrual amounts as directed by the Funds as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBGFS and the Trust.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Funds’ transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Funds.

(3)

Determine net investment income (earnings) for the Funds as of each Valuation Date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each Valuation Date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Funds.

(5)	Determine the net asset value of the Funds according to the accounting policies and procedures set forth in each Fund’s current prospectus.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Funds.

(7)	Communicate to the Funds, at an agreed upon time, the per share net asset value for each Valuation Date.

(8)	Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

(9)	Prepare monthly security transactions listings for each Fund.

D.	Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Funds.

(2)	Maintain tax lot detail for each Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Funds.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)

Support reporting to regulatory bodies and financial statement preparation by making the Funds’ accounting records available to the Funds, the Securities and Exchange Commission (the “SEC”), and the Funds’ independent accountants, in each case as requested by a Fund.

(2)	Maintain accounting records for the Funds as required by the 1940 Act and regulations provided thereunder.

(3)

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Funds in connection with any certification required of a Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

(4)

In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBGFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBGFS that affect or could affect the Trust or any Fund.

(5)

Cooperate with the Funds’ independent registered public accounting firm and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Funds’ financial statements, without any qualification as to the scope of their examination.

USBGFS hereby agrees that commercially reasonable service levels (“SLAs”) will be observed and complied with by it in the performance of its services hereunder, subject to final agreement between the parties on the terms and conditions of more specific SLAs. The parties hereto covenant to one another to negotiate in good faith on the SLAs and to either amend this Agreement or to execute a side agreement to memorialize such SLAs once finalized.

The parties agree that USBGFS may use its affiliates to provide any of the services to be provided under this Agreement. Any such affiliate shall be held to the same standard of care as USBGFS would be under this Agreement, and USBGFS shall be responsible for the provision of such services to the same extent as if provided by USBGFS. The Trust consents to the use of such affiliates and to USBGFS providing to such affiliates any information regarding the Trust, a Fund or their shareholders as may be required to provide such service.

3.	License of Data; Warranty; Termination of Rights

A.

The valuation information and security pricing evaluations being provided to the Funds by USBGFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Funds. The Funds have a limited license to use the Data only for purposes necessary to valuing each Fund’s assets and making any required reporting relating thereto (the “License”). The Funds do not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. USBGFS represents to the Trust that it has made and will continue to make best efforts only to license Data from providers that are reputable and have a commercial history of providing accurate and complete Data. The License is non-transferable and not sub-licensable. The Funds’ right to use the Data cannot be passed to or shared with any other entity.

The Trust acknowledges the proprietary rights that USBGFS and its suppliers have in the Data.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.

USBGFS may stop supplying some or all Data to the Funds if USBGFS’ suppliers terminate any agreement to provide Data to USBGFS. Also, USBGFS may stop supplying some or all Data to the Funds if USBGFS reasonably believes that the Funds are using the Data in violation of the License, or breaching their duties of confidentiality provided for hereunder, or if any of USBGFS’ suppliers demand that the Data be withheld from the Funds. USBGFS will provide notice to the Funds of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.

For each Valuation Date, USBGFS shall obtain prices from a pricing source approved by the Board of Trustees or its valuation designee and apply those prices to the portfolio positions of the Funds. For those securities where market quotations are not readily available, the valuation designee shall determine fair value in accordance with procedures approved by the Board of Trustees.

If a Fund desires to provide a price for a security that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBGFS with the price of any such security on each Valuation Date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.

In the event that a Fund at any time receives Data containing price evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the Trust acknowledges the following: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBGFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Trust assumes all responsibility for external verification of evaluations and ultimately the appropriateness of using Data containing evaluations in the pricing of the Funds’ securities.

C.

USBGFS is not acting as the “valuation designee” within the meaning of Rule 2a-5 in respect of any Fund. USBGFS shall not have any obligation for making fair value determinations. USBGFS performs certain tests on pricing data received each day, on a limited basis, which may include day over day tolerance breaks, NAV impact price analysis, and stale price testing, based on the availability of data from data vendors. However, such tests are limited, are not intended or designed to determine whether any price is fair or appropriate, and do not replace the valuation designee’s responsibility for the appropriateness of prices used in the calculating the NAV of each Fund. Valuations received from a pricing source employed by the Trust, a Fund, or a Fund’s investment adviser, or from calculation models that are based on inputs or data delivered to these sources from individuals associated with a Fund or the Fund’s investment adviser are not subject to these tests and will be utilized as instructed by the valuation designee.

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon receipt of written notice to USBGFS. USBGFS agrees to implement such changes in a timely fashion.

6.	Changes in Equipment, Systems, Etc.

USBGFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement.

7.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses (set forth in Exhibit A as are reasonably incurred by USBGFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Trust to USBGFS shall only be paid out of the assets and property of the Fund involved.

8.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)

A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement; and

(5)	All records of the Trust provided to USBGFS by the Trust are accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

B.	USBGFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business and will provide its services hereunder in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.

USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. USBGFS shall not be liable for any error of judgment, mistake of law, fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund (other than USBGFS and its affiliates), or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ or any affiliates’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from their bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

B.

Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBGFS and its officers, directors, managers, and employees (the “USBGFS Indemnified Parties”) from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively “Losses”) that any such USBGFS Indemnified Party may sustain or incur or that may be asserted against a

USBGFS Indemnified Party by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to a USBGFS Indemnified Party by any duly authorized officer of the Trust, except for any Losses arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.

C.

USBGFS shall indemnify and hold the Trust (including each Fund) and its trustees, officers, and employees (collectively the “Trust Indemnified Parties”) harmless from and against any and all Losses that the Trust Indemnified Parties may sustain or incur or that may be asserted against the Trust Indemnified Parties by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement.

D.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants (e.g., SSAE 16 or SOC 1) on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

E.

Notwithstanding anything herein to the contrary, USBGFS reserves the right to reprocess and correct administrative errors at its own expense. USBGFS shall promptly notify the applicable Fund of any material administrative error and shall consult with the Fund about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance.

F.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

G.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

H.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

I.

If USBGFS or an affiliate thereof is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS or any affiliate of any obligation or liability when acting in such other capacity.

10.	Notification of Error

The Trust will notify USBGFS of any discrepancy between the records maintained by USBGFS and those separately maintained by the Trust and that is identifiable to the Trust, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBGFS to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBGFS, upon request, any data necessary to perform the services described herein at such times and in such form as mutually agreed upon. For the avoidance of doubt and notwithstanding the foregoing, USBGFS agrees that, to the extent required in order to carry out any of its obligations hereunder, USBGFS will coordinate with all other service providers of the Funds as may be requested and authorized by the Funds, including each custodian and administrative agent of the Funds, whether or not affiliated with USBGFS.

12.	Proprietary and Confidential Information

A.

USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information, other than personal data, which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Trust or its agents or service providers, shall not be subject to this paragraph. USBGFS agrees to promptly and securely delete such data after the expiration of the longest of the retention periods necessary to perform the services, consistent with litigation holds, or as otherwise required by statutory or regulatory requirements.

Further, USBGFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.

In addition, USBGFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information

Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from the Trust, USBGFS shall provide a written description of its Information Security Program. USBGFS shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Trust (including at Informationsecurity@doubleline.com), expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of a Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBGFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBGFS shall bear the cost of the Security Breach only if USBGFS is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, USBGFS shall promptly cooperate with the Trust or any of its affiliates’ regulators at USBGFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

C.

The Trust agrees on behalf of itself and its trustees, officers, agents and representatives to treat confidentially and as proprietary all non-public information relative to USBGFS (including, without limitation, the Data and information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBGFS. Information which has become known to the public through no wrongful act of the Trust or any of its trustees, officers, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

D.

The Trust shall not make any written representations regarding the services provided by or the responsibilities of USBGFS or its affiliates under this Agreement, whether in the Trust’s registration statement, offering documents, marketing or promotional materials, policies, or otherwise, that explicitly or implicitly ascribe to USBGFS or its affiliates duties or responsibilities under this Agreement that are not specifically stated herein.

E.

Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBGFS as a service provider and the scope of such services, copies of this Agreement, and such other information as may be desired or required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) upon written consent of the Trust (which will not be unreasonably withheld), USBGFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

13.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as required by the rules and regulations of appropriate government authorities applicable to registered investment companies, including, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request, provided, however, that USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, the Trust acknowledges and agrees that if the Trust elects to use an FTP or other electronic transmission method to communicate trade instructions to USBGFS the Trust shall be responsible for maintaining the Trust’s records as they relate to the Trust’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

14.	Compliance with Laws

A.

USBGFS and the services it provides hereunder shall in all cases comply with all applicable law and regulation and any changes thereto affecting its services to the Trust and USBGFS shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements. USBGFS shall furnish upon request its written policies and procedures adopted by USBGFS which are intended to cause USBGFS to comply with applicable law in respect of the performance of its obligations under this Agreement. USBGFS further agrees to cooperate with the Trust in its review of such written policies and procedures, and to permit the Trust’s Chief Compliance Officer (the “CCO”) and personnel of DoubleLine Capital LP and DoubleLine Alternatives or its agents acting at the CCO’s direction to conduct reasonable on-site evaluations, due diligence inquiries and other on-going compliance monitoring at USBGFS’s offices or otherwise. USBGFS will provide to the Trust such certifications and sub-certifications as the Trust shall reasonably request from time to time regarding its compliance policies and procedures. USBGFS further agrees to provide on an annual basis to the Trust and the CCO changed policies and procedures and a summary of any material change made to USBGFS’s policies and procedures since the date of its last certification. USBGFS agrees that it shall promptly notify the Trust in the event it discovers that a “material compliance matter” (as such term is defined in Rule 38a-1 under the 1940 Act) arises with respect to the services USBGFS is required to provide hereunder.

B.	The Trust shall immediately notify USBGFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current prospectus.

15.	Term of Agreement; Amendment

A.

This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of five (5) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least ninety (90) days prior to the end of the then current term that it will not be renewing the Agreement.

B.

Subject to Section 16, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving ninety (90) days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.

This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

D.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Trust, and authorized or approved by the Trust’s Board of Trustees.

16.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:

a.	all reasonable fees and costs associated with converting services to successor service provider;
b.	all reasonable fees and costs associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider.

17.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBGFS, USBGFS will promptly, upon such termination and at the reasonable expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any reasonable fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination.

18.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBGFS, or by USBGFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

19.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by electronic transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services

777 E. Wisconsin Ave.

Milwaukee, WI 53202

Attn: President

Email: Aiplegal@usbank.com

and notice to the Trust shall be sent to:

DoubleLine Funds Trust

2002 North Tampa Street, Suite 200

Tampa, Florida 33602

Email: Legal@doubleline.com

24.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

25.	Trust Limitation

USBGFS agrees that the obligations assumed by the Trust on behalf of the Funds pursuant to this Agreement shall be limited in all cases to the assets of the relevant Fund(s). USBGFS further agrees that it will not seek satisfaction of any obligation of the Trust or any Fund from any shareholders of any Fund, from the Board of Trustees or any individual Trustee, or from any officer, employee or agent of the Trust or any Fund. USBGFS understands that the rights and obligations of each Fund, or series, under the Declaration of Trust of the Trust are separate and distinct from those of any and all other series.

26.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

DOUBLELINE FUNDS TRUST

By: /s/ Henry Chase

Name: Henry Chase

Title: Treasurer and Principal Financial and Accounting Officer

Date: 3/28/2023

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jason Hadler

Name: Jason Hadler

Title: Sr. Vice President

Date: 3/31/2023

Signature Page – Fund Accounting Servicing Agreement

Exhibit A to the Amended & Restated Fund Accounting Servicing Agreement

Separate Series of DoubleLine Funds Trust

Name of Series

DoubleLine Total Return Bond Fund

DoubleLine Core Fixed Income Fund

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Low Duration Bond Fund

DoubleLine Floating Rate Fund

DoubleLine Multi-Asset Growth Fund

DoubleLine Shiller Enhanced CAPE Fund

DoubleLine Flexible Income Fund

DoubleLine Low Duration Emerging Markets Fixed Income Fund

DoubleLine Selective Credit Fund

DoubleLine Long Duration Total Return Bond Fund

DoubleLine Strategic Commodity Fund

DoubleLine Global Bond Fund

DoubleLine Infrastructure Income Fund

DoubleLine Shiller Enhanced International CAPE

DoubleLine Real Estate and Income Fund

DoubleLine Emerging Markets Local Currency Bond Fund (Separate Fee Schedule B-1 applies)

DoubleLine Income Fund

DoubleLine Multi-Asset Trend Fund

Exhibit B to the Amended & Restated Fund Accounting Servicing Agreement

Fund Accounting Fee Schedule

As of January 1, 2023

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

◾	$[…] – Domestic and Canadian Equities, Options, Foreign Equities, Futures, Forwards, Currency Rates, ADRs, Total Return Swaps
◾	$[…] – Domestic Corporates, Domestic Governments and Agency, Mortgage Backed, Domestic Convertibles, Municipal Bonds
◾	$[…]– CMOs, Money Market Instruments, Asset Backed, High Yield Bonds, Foreign Corporates, Foreign Governments, Foreign Agencies, Foreign Convertibles
◾	$[…]– Interest Rate Swaps, Foreign Currency Swaps
◾	$[…]– Bank Loans
◾	$[…]– Swaptions
◾	$[…]– Intraday money market funds pricing, up to […] times per day
◾	$[…]– Credit Default Swaps
◾	$[…] per Month Manual Security Pricing (>[…]per day)
◾	No Charge – Corporate Action Services

Third Party Administrative Data Charges (descriptive data for each security)

◾	$[…] per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Electronic Board Book Portal - Waived

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added for other services and unique fund structures such as Master/ Feeder funds. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Exhibit B-1 to the Amended & Restated Fund Accounting Servicing Agreement

FUND ACCOUNTING SERVICES FEE SCHEDULE For the DOUBLELINE EMERGING MARKETS LOCAL CURRENCY BOND FUND As of January 1, 2023

Pricing Services

◾	$[…] – Domestic and Canadian Equities, Options, Foreign Equities, Futures, Forwards, Currency Rates, ADRs, Total Return Swaps
◾	$[…] – Domestic Corporates, Domestic Governments and Agency, Mortgage Backed, Domestic Convertibles, Municipal Bonds
◾	$[…] – CMOs, Money Market Instruments, Asset Backed, High Yield Bonds, Foreign Corporates, Foreign Governments, Foreign Agencies, Foreign Convertibles
◾	$[…] /Fund per Day – Bank Loans
◾	$[…]– Credit Default Swaps
◾	$[…]/Fund per Day – Basic Interest Rate Swaps
◾	$[…] /Fund per […] – Mutual Fund Pricing
◾	$[…] per […] Manual Security Pricing (>[…]per day)
◾	No Charge – Corporate Action Services

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Factor Services (BondBuyer)

◾	$[…]/CMO/Month
◾	$[…]/Mortgage Backed/Month
◾	$[…] /Month Minimum/Fund Group

Fair Value Services (FT Interactive)

◾	Billed as incurred

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional Services

Services added after the date of this amendment will be at the then current standard USBFS fee schedule rates. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).